Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 05/06/08.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.
The following materials are available for view:

Notice and Proxy Statement and Annual Report

To view this material, have the 12-digit Control #(s) available and visit:   www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 04/21/08.
To request materials:    Internet:  www.proxyvote.com    Telephone: 1-800-579-1639    **Email:  sendmaterial@proxyvote.com

**If requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

MARVEL ENTERTAINMENT, INC.
417 FIFTH AVENUE NEW YORK, NY 10016	Vote in Person
Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for  meeting attendance. At the Meeting you will need to request a ballot to vote these  shares.

Vote by Internet
To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Meeting  Location
The Annual Meeting for holders as of 03/10/08
is to be held on 05/06/08 at  11:00 a.m. EDT
at:	Offices of Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022

FOR MEETING DIRECTIONS: Please call
212-576-4000 or visit www.paulhastings.com/
offices_newyork_directions.aspx

Voting items
The Board of Directors recommends that you
vote "FOR" all the nominees listed under Item
1 and "FOR" Item 2.

1.	Election of Directors Nominees: 01) Sid Ganis 02) James F. Halpin

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Marvel's independent registered public accounting firm to audit Marvel's financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008.